Exhibit 99.2

FOR IMMEDIATE RELEASE

NewStar Adopts New Dividend Policy and Declares First Quarterly Dividend

Follows Previous $30 million Share Repurchase Authorization

Boston, MA, February 14, 2017 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that its Board of Directors adopted a new dividend policy and declared a quarterly dividend of $0.02 per share of common stock.  The dividend is expected to be paid on March 17, 2017, to shareholders of record at the close of business on March 2, 2017.  This marks the first dividend paid to stockholders in the company’s history.  The declaration and payment of future dividends will be subject to the board’s approval.

The dividend policy is intended to provide more balance to the company’s strategy to return capital to its shareholders, which, to date, has focused on share repurchases.  The company returned $43 million of capital to shareholders in 2016 through share repurchases and the board previously authorized another buyback program for 2017 for up to $30 million.

Commenting on the dividend, NewStar CEO Tim Conway said, "The board’s decision to adopt a quarterly dividend policy in addition to its previous authorization of a buyback program reflects our strong belief in the intrinsic value of the company and demonstrates our commitment to improving the investment value of our stock as we continue to capitalize on strategic market opportunities."

About NewStar Financial, Inc.:

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.7 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds and separate accounts that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago, IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

Forward-looking Statements

Statements in this press release regarding the company’s intention to pay quarterly dividends on its common stock from time to time as part of a new dividend policy are forward looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of the company’s stock prevailing from time to time, the company’s cash flows from operations, general economic conditions, the application of restrictive covenants in the company’s debt instruments and other factors identified in the company’s Annual Report on Form 10‑K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558